Steven Morse, Esq.

Morse & Morse, PLLC

1400 Old Country Road, Suite 320

Westbury, NY 11590

516-487-1446

516-487-1452/fax

morgold@aol.com

EXHIBIT 5.1

Board of Directors	April 15, 2010

11 Good Energy, Inc.

4450 Belden Village Street N.W., Suite 800

Canton, OH 44718

Re:	Opinion of Counsel
Registration Statement on Form S-1

Gentlemen:

You have requested our opinion, as counsel for 11 Good Energy, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended, filed by the Company with the Securities and Exchange Commission for the resale of 3,969,175 shares (the “Registered Shares”) of common stock, $.0001 par value (the “Common Stock”), by the selling security holders named in the Registration Statement, including 3,282,936 outstanding shares of Common Stock and 686,239 shares issuable upon exercise of outstanding Warrants.

We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing and in reliance thereon, we are of the opinion that 3,969,175 shares of common stock that are either outstanding or issuable upon exercise of warrants will be, when issued in the manner described in the Registration Statement, duly authorized, validly and legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We hereby further consent to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Sincerely,

/s/ MORSE & MORSE, PLLC